Exhibit 99.1

  NEWS RELEASE

MURPHY OIL CORPORATION ANNOUNCES STRATEGIC SALE OF MALAYSIAN PORTFOLIO IN ALL-CASH TRANSACTION VALUED AT US$2.127 BILLION

Strategic Exit from Malaysia Simplifies the Company and Enables Enhanced Focus on Western Hemisphere Assets

Cash Proceeds Will be Allocated to Share Repurchases, Debt Reduction and

Support Sustained Oil-Weighted Growth

Board Authorizes $500 Million Share Repurchase Program

EL DORADO, Arkansas, March 21, 2019 – Murphy Oil Corporation (NYSE: MUR) (“Murphy”) announced today that a subsidiary has signed a sale and purchase agreement to divest the fully issued share capital of its two primary Malaysian subsidiaries, Murphy Sabah Oil Co., Ltd. and Murphy Sarawak Oil Co., Ltd., to a subsidiary of PTT Exploration and Production Public Company Limited (“PTTEP”). PTTEP will pay Murphy US$2.127 billion in an all-cash transaction, payable upon closing and subject to customary closing adjustments, plus up to a US$100 million bonus payment contingent upon certain future exploratory drilling results prior to October 2020.

The transaction has an effective economic valuation date of January 1, 2019, with the closing expected to occur by the end of the second quarter 2019. Closing of the transaction is subject to customary conditions precedent including, among other things, necessary regulatory approvals. Under the terms of the transaction, Murphy will exit the country of Malaysia.

The year-end 2018 proved reserves (1P) net to Murphy were 816 million barrels of oil equivalent (Mmboe) of which 16 percent or 129 Mmboe were attributable to Malaysia. Of the 129 Mmboe of proved reserves, 70 Mmboe are characterized as proved undeveloped. The proved reserves are comprised of 468 billion cubic feet (Bcf) of natural gas and 51 million barrels (Mmbbl) of liquids. Total production net to Murphy in 2018 for the properties to be divested was over 48,000 barrel of oil equivalent per day (Boepd), comprised of 62 percent liquids.

P.O. Box 7000, El Dorado, Arkansas 71731-7000

PROCEEDS FROM THE TRANSACTION

Murphy intends to allocate the proceeds from the transaction to advance its strategic priorities. This includes returning cash to shareholders through share repurchases and strengthening the company’s balance sheet by reducing debt.

Murphy’s Board of Directors has approved a new $500 million share repurchase program, expiring on December 31, 2020, of which approximately $300 million is planned to be executed in the first tranche, with the remaining $200 million expected in the second tranche. In addition, the company intends to use a portion of the proceeds to pay down approximately $750 million of outstanding debt, with $325 million allocated to pay off Murphy’s senior credit facility to a zero balance and $425 million targeted to the repurchase or redemption of outstanding senior notes.

The company plans to continue its current oil-weighted strategy in both the Eagle Ford Shale and the Gulf of Mexico, while maintaining its focused exploration plan. To this end, $750 million of the remaining proceeds will remain on the balance sheet earmarked for U.S. oil-weighted opportunities through potential acquisitions and/or the funding of both deep water projects and U.S. onshore opportunities. The company will continue to employ a measured, disciplined approach to capital allocation that is aimed at generating the greatest value for Murphy’s shareholders.

Murphy expects to record a book gain on the sale between $0.9 billion to $1.0 billion, and plans to repatriate essentially all of the cash proceeds to the United States.

“After 20 years of successful operations in Malaysia, I am pleased to announce this all-cash transaction benefiting our shareholders by fully monetizing our proved and probable reserves. The tactical repositioning of Murphy allows us to simplify our business and focus on our core assets in the Western Hemisphere. The transaction will provide us with greater financial flexibility and allow us to continue returning cash to our shareholders through share repurchases,” commented Roger W. Jenkins, President and Chief Executive Officer. “We would like to congratulate PTTEP on their purchase and we will support them in a smooth business transition over the coming months. I would like to thank our long-term partners in Malaysia, PETRONAS, PETRONAS Carigali and Pertamina. Most importantly, I would like to thank our committed Malaysian staff for

P.O. Box 7000, El Dorado, Arkansas 71731-7000

their hard work and endless dedication to our company and we look forward to their successful transition to PTTEP,” Jenkins added.

NEW 2019 PLAN

The new 2019 annual plan reflects the company’s ongoing commitment to the goal of aligning spending within cash flows, while simultaneously returning cash to shareholders. The company’s previously announced annual production guidance was 202 to 210 Mboepd, of which 46 to 48 Mboepd was attributable to Malaysia. Murphy’s previously announced capital plan for 2019 was expected to be in the range of $1.25 to $1.45 billion, of which $106 million was attributable to Malaysia.

Beginning with the first quarter 2019 earnings release, the Malaysian operations will be reported as a “discontinued operation” and classified as “held for sale” for financial reporting purposes.

MULTI-YEAR PLAN

The company is well-positioned for long-term value creation. Following the Malaysia divestiture, $500 million share repurchase authorization and $750 million debt reduction, the company believes it can generate over $1.2 billion of free cash flow, before dividend payments between 2019 to 2023, when applying a $55 per barrel WTI flat price. Over the same time frame, it plans to generate approximately an 8 percent compound annual growth rate from its three core producing assets in U.S. onshore, Canada onshore, and North America offshore.

“Our strategy of delivering moderate production growth over the next few years while generating free cash flow above our planned dividend levels continues when applying conservative oil prices even following the risk-free monetization of our Malaysia assets. We will continue with our plans of investing in our high margin, oil-weighted Western Hemisphere opportunities, especially the Eagle Ford Shale and the Gulf of Mexico while maintaining our focused low-cost exploration program,” Jenkins added.

Bank of America Merrill Lynch served as advisor to Murphy on the transaction and Tudor, Pickering, Holt & Co. served as financial advisor to Murphy. Gibson, Dunn & Crutcher LLP acted as legal counsel to Murphy.

P.O. Box 7000, El Dorado, Arkansas 71731-7000

CONFERENCE CALL AND WEBCAST SCHEDULED FOR MARCH 21, 2019

Murphy will host a conference call and webcast to discuss the transaction on March 21, 2019, at 8:30 a.m. (EDT). The call can be accessed either via the Internet through the Investor Relations section of Murphy’s website at http://ir.murphyoilcorp.com or via the telephone by dialing 1-888-886-7786 (North America toll-free) or 1-800-81-7426 (Malaysia toll-free), reservation number 01850616.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes production from North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney, as well as offshore Gulf of Mexico, Canada and Southeast Asia. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to: our inability to complete the Malaysia divestiture due to the failure to obtain regulatory approvals, the failure of our counterparty to perform its obligations under the transaction agreement, the failure to satisfy all closing conditions, or otherwise; increased volatility or deterioration in the level of crude oil and natural gas prices; deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; natural hazards impacting our operations; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; and adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk

P.O. Box 7000, El Dorado, Arkansas 71731-7000

Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This news release contains the term “free cash flow”, a non-GAAP financial measure. Free cash flow is defined as net cash provided from continuing operations less property additions and dry hole costs. The company cannot, without unreasonable effort, forecast certain items required to develop a meaningful comparable GAAP financial measure.  These items include commodity prices, foreign exchange rates, interest and tax rates, as well as other non-cash and unusual items and adjustments that occur with a company of our size and geographic diversity.  This inhibits our ability to make reliable GAAP estimates for our cash flow measures, which ultimately could result in a range of projected values so broad as be meaningless to investors.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Bryan Arciero, bryan_arciero@murphyoilcorp.com, 832-319-5374

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324

P.O. Box 7000, El Dorado, Arkansas 71731-7000